ARTICLES OF AMENDMENT
                                      OF
                           SAIRAM TECHNOLOGIES, LTD.


     Pursuant to the provisions of the Nevada Business Corporation, Siaram Technologies, Ltd. adopts the following Articles of Amendment to its Articles of Incorporation:

     1. The following amendment of the Articles of Incorporation was adopted by the stockholders of the Corporation on April 5, 1991,in the manner prescribed by the laws of the State of Nevada and the Articles of Incorporation of Sairam Technologies, Ltd.

     2. That the First Articles of the Articles of Incorporation filed April 20, 1983 amended on January 4, 1990 should be further amended to read as follows:

NAME: The name of the Corporation (hereinafter called "Corporation") is Balanced Environmental Services Tech, Inc.

     3. The number of shares of Sairam Technologies, Ltd. outstanding at the time of such adoption was 469,600 shares and the number of shares entitled to vote thereon was 469,600 shares consisting of common shares and there is no other class of shares or security authorized by the Corporation other than common.

     4. The Corporation at the time of the stockholders meeting, had outstanding 469,600 shares entitled to vote on said proposal. At said shareholders meeting, 305,240 shares voted in favor of amending Article I with 0 shares voting against the proposal; all shares are of the kind and class.

     5. The proposed amendment will not affect a change in the amount of stated capital of the Corporation.

     Executed by the undersigned President and Secretary of Sairam Technologies, Ltd. in duplicate on the 5th day of April, 1991.

By: /s/Todd Johnson
   ----------------------
    President

By: /s/Dannette Duffin
   ----------------------
    Secretary


State of Utah      )
                   :ss
County of Salt Lake)

     I hereby certify that on the 5th day of April, 1991, personally appeared before me Todd Johnson and Dannette Duffin who being by me first duly sworn, severally declared that they are persons who signed the foregoing Articles of Amendment as Officers of Sairam Technologies, Ltd. and that the statements therein contained are true.

                                                 /s/Jennifer P. Brown
                                                 -----------------------
                                                 Notary Public
                                                 My commission Expires
                                                 August 25, 1994